Exhibit 4.1

AMENDMENT NO. 2 TO THE

RIGHTS AGREEMENT

AMENDMENT, dated as of October 24, 2016 (this “Amendment”), between The J. M. Smucker Company, an Ohio corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), to the Rights Agreement, dated as of May 20, 2009, and subsequently amended as of February 3, 2015 (as amended, the “Agreement”), between the Company and the Rights Agent.

RECITALS

WHEREAS, the Company desires to amend the definition of “Beneficial Owner”, “Beneficially Own”, and “Beneficial Ownership” in the Agreement;

WHEREAS, pursuant to, and subject to the terms of, Section 27 of the Agreement, at any time prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Agreement, the Company may in its sole and absolute discretion supplement or amend any provision of the Agreement in any respect without the approval of any holders of Rights or Common Shares;

WHEREAS, the Rights have not ceased to be redeemable and the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is desirable and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Agreement and has directed the Rights Agent to amend the Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties hereto agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement):

1. Amendment to Definition of the “Beneficial Owner”, to “Beneficially Own”, and to have “Beneficial Ownership”.
Section 1(c) of the Agreement is hereby amended to add the following sentence after the last sentence thereof:

“Notwithstanding the foregoing, a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, the first 10% of then-outstanding Common Shares that would otherwise be deemed to be Beneficially Owned by such Person, together with all its Affiliates and Associates, if such Person is entitled to file, and files, a statement on Schedule 13G (“Schedule 13G”) pursuant to Rule

13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Exchange Act as in effect at the time of this Agreement (a “13G Investor”), and provided, further, however, that a Person who was deemed a 13G Investor shall no longer be deemed such if it files a statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act as in effect at the time of this Agreement, and shall be deemed to be the Beneficial Owner of all Common Shares Beneficially Owned by such Person, together with its Affiliates and Associates, at any point from the time it first files such a statement on Schedule 13D; provided that if at such time such Person’s Beneficial Ownership (without giving effect to the provisions set forth above applicable to 13G Investors) is not less than 10% of the then-outstanding Common Shares, then such Person shall have 60 days from such time to reduce its Beneficial Ownership (together with all Affiliates and Associates of such Person) below 10% of the then-outstanding Common Shares before being deemed an “Acquiring Person” but shall be deemed an “Acquiring Person” if after reducing its Beneficial Ownership (without giving effect to the provisions set forth above applicable to 13G Investors) to below 10% it subsequently becomes the Beneficial Owner of 10% or more of the then-outstanding Common Shares or if, prior to reducing its Beneficial Ownership (without giving effect to the provisions set forth above applicable to 13G Investors) to below 10%, it increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then-outstanding Common Shares (other than solely as a result of a reduction in the number of Common Shares outstanding) above the lowest Beneficial Ownership (without giving effect to the provisions set forth above applicable to 13G Investors) of such Person at any time during such 60-day period.”

2. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except as to the rights and obligations of the Rights Agent, which shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		THE J. M. SMUCKER COMPANY

By:	/s/ Peter O. Farah	By:	/s/ Jeannette L. Knudsen
	Name: Peter O. Farah		Name: Jeannette L. Knudsen
	Title: Vice President, Deputy General Counsel and Assistant Secretary		Title: Senior Vice President, General Counsel and Secretary

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Kaitlyn A. Dow	By:	/s/ Dennis V. Moccia
	Name: Kaitlyn A. Dow		Name: Dennis V. Moccia
	Title: Contract Specialist		Title: Manager, Contract Administration